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                                                                    Exhibit 23.4

                   [HOULIHAN LOKEY HOWARD & ZUKIN LETTERHEAD]



August 6, 2001


Mr. Randy Stolworthy
President and Chief Executive Officer
NZ Corporation
333 North 44th Street
Suite 420
Phoenix, AZ 85008

Dear Mr. Stolworthy:

In connection with the merger of NZ Corporation (the "Company") with Lipid Sciences ("Lipid") and Lipid's purchase of certain of the Company's shares that are currently held by Sun NZ, LLC, the Company has retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") to provide certain services as set forth in a retainer agreement (the "Agreement") dated April 9, 2001.

Pursuant to the third paragraph of Section 2 of the Agreement, Houlihan Lokey consents to a description of and the inclusion of the text of its written fairness Opinion (as defined in the Agreement) in any filing required to be made by the Company with the Securities and Exchange Commission and in materials delivered to the Company's stockholders that are a part of such filings.

Sincerely,



/s/ Marjorie L. Bowen
----------------------
Marjorie L. Bowen
Managing Director
Houlihan Lokey Howard & Zukin Financial Advisors, Inc.